Exhibit 99.1

TRIUS THERAPEUTICS REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

San Diego, CA, May 8, 2012 – Trius Therapeutics, Inc. (Nasdaq: TSRX), a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections, announced today its financial results for the first quarter ended March 31, 2012 and provided an update on recent key events.

For the first quarter of 2012, Trius reported a net loss of $7.6 million, or $0.22 per share, compared to a net loss of $10.1 million, or $0.43 per share, for the comparable period in 2011. The decrease in the net loss in the first quarter of 2012 compared to that reported in 2011 was primarily attributable to revenues earned under the license and collaboration agreement with Bayer Pharma AG, and the non-cash benefit recorded during the period related to the revaluation of our common stock warrant liability. During the first quarter of 2012, Trius earned a $5.0 million milestone for the achievement of all efficacy and safety objectives in the TR701-112 Phase 3 trial and $1.8 million for other services performed in connection with the collaboration. The decrease in the net loss per share for the three months ended March 31, 2012 as compared to the same period in 2011 was due to the lower net loss reported as well as an increase in shares outstanding resulting from our private placement financing in May 2011 and our public offering of common stock in January 2012.

At March 31, 2012, Trius had cash, cash equivalents and investments totaling $96.5 million. As of May 4, 2012, Trius had 38,670,316 shares outstanding.

Recent Key Events

•	Completed a public offering in January 2012 and raised net proceeds of $48.4 million.

•	Continued enrollment in the second Phase 3 trial in ABSSSI (the 113 IV to oral transition study) and remain on track to report top line data in early 2013.

•	Earned a $5 million milestone from Bayer in January 2012 as a result of the successful completion of the 112 study.

•

Continued IND-enabling studies for a Gyrase-B development candidate with potent activity against Gram-negative bacterial pathogens including multi-drug resistant strains of E. coli, Klebsiella, Acinetobacter and Pseudomonas.

•	Discontinued discovery stage marine natural products program.

Revenues for the three months ended March 31, 2012 increased to $9.8 million compared to $2.7 million for the same period in 2011. The increase in revenues during the three months ended March 31, 2012 was largely a result of revenues from our collaboration with Bayer which included a one-time payment of $5.0 million due upon the successful completion of the first Phase 3 clinical trial of tedizolid phosphate.

Research and development expenses for the three months ended March 31, 2012 were $16.8 million compared to $10.4 million for the same period in 2011. The increase in expenses was primarily related to higher clinical trial expenses due to the initiation of the second Phase 3 clinical trial and multiple Phase 1 clinical trials for tedizolid phosphate.

General and administrative expenses for the three months ended March 31, 2012 increased to $3.0 million compared to $2.3 million for the same period in 2011. The increase in general and administrative expenses was primarily due to additional personnel costs and pre-commercialization expenses.

In May 2012, the Defense Threat Reduction Agency, or DTRA, notified Trius that, due to a change in programmatic priorities toward later stage programs, it has elected not to exercise its option to extend funding the Company’s marine natural products program past the current funding period. As a result, Trius has elected to discontinue the program and to reallocate its related internal resources to other later stage programs. Trius does not expect any negative impact on its cash runway as a result of this decision.

About Trius Therapeutics

Trius Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections. The Company’s lead investigational drug, tedizolid phosphate, is a once daily, IV and orally administered second generation oxazolidinone in Phase 3 clinical development for the treatment of ABSSSI. Trius has two Special Protocol Assessments with the FDA for its two Phase 3 ABSSSI trials and has partnered with Bayer HealthCare for the development and commercialization of tedizolid phosphate outside of the U.S., Canada and the European Union. In addition to the Company’s tedizolid phosphate clinical program, Trius has initiated IND-enabling studies for its Gyrase-B development candidate with potent activity against Gram-negative bacterial pathogens including multi-drug resistant strains of E. coli, Klebsiella, Acinetobacter and Pseudomonas. The Gyrase-B program is one of the three preclinical programs supported by federal contracts. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Trius’ ability to successfully complete its ongoing clinical trials and development programs. Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Trius’ estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain additional financing; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Form 10-K, Forms 10-Q and other documents filed with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Trius Therapeutics, Inc.

Statements of Operations

(In thousands except per share data)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Revenues:
Contract research	$3,011	$2,715
Collaboration and license fees	6,821	—

Total revenues	9,832	2,715
Operating expenses:
Research and development	16,846	10,442
General and administrative	3,004	2,342

Total operating expenses	19,850	12,784

Loss from operations	(10,018)	(10,069)
Other income (expense):
Interest income	—	6
Fair value adjustment of common stock warrant liability	2,417	—
Other income (expense)	(3)	1

Total other income	2,414	7

Net loss	(7,604)	(10,062)

Net loss per share, basic and diluted	$(0.22)	$(0.43)

Weighted-average shares outstanding, basic and diluted	35,195	23,613

Trius Therapeutics, Inc.

Balance Sheets

(In thousands except share and per share data)

	March 31, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,813	$11,381
Short-term investments, available-for-sale	85,732	47,762
Accounts receivable	5,524	4,272
Prepaid expenses and other current assets	3,250	3,272

Total current assets	105,319	66,687
Property and equipment, net	1,056	1,037
Restricted cash	150	150
Other assets	25	251

Total assets	$106,550	$68,125

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,870	$3,774
Accrued liabilities	4,303	6,959
Common stock warrant liability	4,707	7,124
Current portion of deferred revenue	169	377

Total liabilities	15,049	18,234
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at March 31, 2012 and December 31, 2011; no shares issued and outstanding at March 31, 2012 and December 31, 2011	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized at March 31, 2012 and December 31, 2011; 38,668,922 and 28,663,548 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	5	4
Additional paid-in capital	194,502	145,272
Accumulated other comprehensive income (loss)	(10)	7
Accumulated deficit	(102,996)	(95,392)

Total stockholders’ equity	91,501	49,891

Total liabilities and stockholders’ equity	$106,550	$68,125

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Public Relations Contact:	Investor Relations Contact:
Jason Spark at Canale Communications, Inc.	Stefan Loren at Westwicke Partners, LLC
jason@canalecomm.com	sloren@westwicke.com
619-849-6005	443-213-0507